Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-209755, 333-201796, 333-193802 and 333-190101 and Form S-3 No. 333-200822) of Agios Pharmaceuticals, Inc. of our reports dated February 16, 2017 with respect to the consolidated financial statements of Agios Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Agios Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 16, 2017